News Release

Wabtec Reports Record 1Q EPS of 66 Cents, Up 27%; Also Increases 2008 Guidance

WILMERDING, PA, April 24, 2008 – Wabtec Corporation (NYSE: WAB) today reported its 2008 first quarter results, including the following highlights:

•	Earnings per diluted share were a record 66 cents, 27 percent above the year-ago quarter.

•	First quarter sales increased 22 percent to a record $383 million, reflecting strong growth in the Transit Group and continued execution of the company’s growth strategies.

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Income from operations increased 28 percent to $54 million, or 14.1 percent of sales, compared to 13.4 percent in the year-ago quarter, due to benefits from the Wabtec Performance System and operating leverage from higher sales.

•	At March 31, 2008, the company’s multi-year backlog was $1.1 billion, 11 percent higher than at Dec. 31, 2007, even with the record sales quarter.

•	During the quarter, Wabtec repurchased 712,900 shares of company stock for $24 million.

Based on its first quarter results and outlook for the rest of the year, Wabtec increased its 2008 earnings guidance to about $2.55 per diluted share, with revenue now expected to grow at a high-single-digit rate, despite an expected decline in the production of new freight cars in the U.S. for the second year in a row. The company’s previous guidance was for earnings per diluted share of about $2.50 on mid-single-digit sales growth.

Albert J. Neupaver, Wabtec’s president and chief executive officer, said: “Our strong start in 2008, with impressive growth in transit and our freight businesses performing well at a high level, gives us the confidence to increase our guidance for the year. Although we believe it’s prudent to remain cautious about the potential impact of an economic slowdown in the U.S. and abroad, we are optimistic about our future growth opportunities as we continue to pursue our strategic initiatives aggressively.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for the rail industry.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a slowdown in the North American economy; a decrease in freight or passenger rail traffic; an increase in manufacturing costs, especially raw materials; and other factors discussed in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they are based.

The company will conduct a conference call with analysts and investors at 10 a.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com and click on the “Webcasts” tab in the “Investor Relations” section.

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	First Quarter 2008	First Quarter 2007
Net sales	$383,327	$314,264
Cost of sales	(278,112)	(227,698)

Gross profit	105,215	86,566
Gross profit as a % of Net Sales	27.4%	27.5%

Selling, general and administrative expenses	(40,445)	(34,945)
Engineering expenses	(9,981)	(8,816)
Amortization expense	(903)	(541)

Total operating expenses	(51,329)	(44,302)
SGA as a % of Net Sales	10.6%	11.1%
Operating expenses as a % of Net Sales	13.4%	14.1%

Income from operations	53,886	42,264
Income from operations as a % of Net Sales	14.1%	13.4%

Interest expense, net	(1,481)	(783)
Other expense, net	(383)	(809)

Income from continuing operations before income taxes	52,022	40,672

Income tax expense	(19,509)	(15,118)

Effective tax rate	37.5%	37.2%

Income from continuing operations	32,513	25,554
Discontinued operations
Loss from discontinued operations (net of tax)	(3)	(32)

Net income	$32,510	$25,522

Earnings Per Common Share
Basic
Income from continuing operations	$0.67	$0.53
Loss from discontinued operations	—	—
Net income	$0.67	$0.53

Diluted
Income from continuing operations	$0.66	$0.52
Loss from discontinued operations	—	—
Net income	$0.66	$0.52
Weighted average shares outstanding
Basic	48,379	48,302

Diluted	49,037	48,895

Sales by Segment
Freight Group	$191,766	$184,667
Transit Group	191,561	129,597

Total	$383,327	$314,264